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Exhibit 23

                        Consent of Independent Auditors



The audits referred to in our report dated July 31, 2000, included the related financial statement schedule as of July 1, 2000, and for each of the years in the three-year period ended July 1, 2000, included in the annual report on Form 10-K of Applied Science and Technology, Inc. The financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements as a whole, presents fairly the information set forth therein.

We consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-30506, 333-89663 and 333-71467) of Applied Science and
Technology, Inc. of our report dated July 31, 2000, relating to the consolidated balance sheets of Applied Science and Technology, Inc. and subsidiaries as of July 1, 2000 and June 26, 1999, and the related consolidated statements of operations, stockholders equity, and cash flows for each of years in the three-year period ended July 1, 2000 , which report appears in the July 1, 2000 annual report on Form 10-K of Applied Science and Technology Inc.

KPMG LLP

Boston, Massachusetts
September 26, 2000